- - PRESS RELEASE - -

Investor/Media Contact:

Bill Miller

Investor Relations Partners

Phone: 844-565-5665

bmiller@irpartnersinc.com

FOR IMMEDIATE RELEASE

MAY 22, 2017

IMMUNE THERAPEUTICS ANNOUNCES NAFDAC APPROVAL FOR MARKETING

AND DISTRIBUTION OF LODONAL™ FOR THE TREATMENT OF HIV IN NIGERIA

Immune Therapeutics Emerges as a Key Player in Immunotherapy Field

Highlights:

●	National Agency for Food and Drug Administration and Control (“NAFDAC”) approval paves way for Immune Therapeutics’ first significant revenue channel
●	Immune Therapeutics’ goal to capture 20% share of Nigeria’s billion-dollar HIV/AIDS treatment market
●	Lodonal to represent a significant “breakthrough” as the first affordable, non-toxic adjunct therapy for HIV/AIDS
●	Company expected to strengthen management team to spearhead commercialization throughout Africa
●	With initial contracts expected shortly, company on-track to meet guidance of achieving profitability by end of current fiscal year

ORLANDO, Florida, May 22, 2017 – Immune Therapeutics, Inc. (OTCQB: IMUN), a specialty pharmaceutical company focused on developing and commercializing its novel patented, affordable, non-toxic therapy for the treatment of cancer, HIV, autoimmune disease, and other inflammatory conditions, today announced that it has received NAFDAC (National Agency for Food and Drug Administration and Control) approval to market and distribute LodonalTM, the Company’s breakthrough treatment for HIV/AIDS in Nigeria. The Company and its strategic partners plan to immediately initiate sales activities of this first-to-market opportunity.

The approval is for a one-day Immune System Regulator for the management of HIV/AIDS, which is based on the results of the Company’s 90-Day bridging trial in Nigeria that resulted in a 44% increase in CD4 Count versus an 11% increase for standard of care patients. Additionally, there was a reduction in opportunistic infections plus several Phase II multi-center, randomized studies that demonstrated improvements for patients treated with Lodonal when compared to placebo or standard of care.

“Receiving regulatory approval from one of Africa’s most stringent regulatory bodies is a resounding endorsement for Lodonal, Immune Therapeutics’ breakthrough therapy for patients with life-threatening diseases such as HIV/AIDS,” said Noreen Griffin, Chief Executive Officer of Immune Therapeutics, Inc. “We thank our partners in Africa – our exclusive agent, GB Pharma Holdings and AHAR Pharma Limited – for working with Immune Therapeutics to achieve this critical and exciting milestone and look forward to their ongoing support and guidance as we prepare to enter into commercialization.”

Immune Therapeutics Announces Regulatory Approval Press Release

Dr. Gloria B. Herndon, President and CEO of GB Pharma Holdings, noted at the annual Global Health Catalyst Summit at Harvard Medical School, “GB Pharma believes in the importance of introducing a non-toxic, innovative and medically viable solution within a country’s national health policy and believes that it is imperative to develop treatments that can improve immunological function and offset the toxic side effects of antiviral therapies. We believe that Lodonal can be that therapy and look forward to supporting Immune Therapeutics as it launches its highly-anticipated commercialization plan beginning with Nigeria,” concluded Dr. Herndon.

Ms. Griffin continued, “The Company believes NAFDAC’s approval of Lodonal in Nigeria will also open the doors to over a dozen other African Nations in dire need for an affordable and effective non-toxic therapy to improve the quality of life of those infected with HIV/AIDS.” According to Medecins Sans Frontieres (MSF), access to antiretroviral (ART) drugs is extremely limited in Western and Central Africa, with only one in four adults and one in ten children living with HIV having access to proper treatment, compared to almost half of HIV patients in Eastern and Southern Africa. We expect that Lodonal will help fill that gap given its affordability and safety profile.”

Immune Therapeutics’ Goal is to Capture at Least 20% of Nigeria’s Addressable Billion Dollar Market for the Treatment of HIV/AIDS Within 12-18 Months with Lodonal, its Blockbuster Immunotherapy

“We believe that Lodonal has the potential to become the first affordable non-toxic adjunct therapy that can also offset the side-effects of ART therapy for patients suffering from HIV/AIDS. The goal of Immune Therapeutics and its partners, GB Pharma and AHAR Pharma, is to improve the quality of life for patients suffering from chronic, and at times life-threatening diseases, by providing proven and breakthrough therapies such as Lodonal,” noted Dr. Richards Afonja, President and Chief Executive Officer of AHAR Pharma.

“The potential market for Lodonal is significant in Nigeria. It is estimated that upwards of 3.2% of the country’s 180 million population is now living with HIV/AIDS, making it the second highest HIV/AIDS population in the world. HIV has become a chronic illness, rather than a death sentence so the need for therapies that can offset the toxic side effects of ART treatment or delay the need for ART therapy is critical. This can be done by improving the immune system by increasing a patient’s CD4 count and decreasing opportunistic infections - - two of the greatest benefits of Lodonal. We strongly believe that Lodonal stands to dramatically increase a patient’s quality of life, reduce their overall healthcare costs, increase a nation’s economic productivity - - all of which could save millions if not billions of dollars in wasteful spending that could be redirected towards other needs,” noted Ms. Griffin.

Immune Therapeutics On-Track to Achieve Profitability by End of 2017

“With Immune Therapeutics’ recently announced debt restructuring, the company is well positioned to move forward with its business plan, which calls for a significant ramp-up in revenues and achievement of profitability by the end of the fourth quarter. In addition to Nigeria, the company expects to obtain regulatory approvals in Kenya, Senegal, and Cote d’Ivoire by the fourth quarter of 2017 or early in 2018. We are very proud of the many achievements this company has made over the past several years and look forward to updating our shareholders in the coming weeks on our commercialization strategy followed by the announcement of initial contracts,” concluded Ms. Griffin.

About HIV

HIV stands for the Human Immunodeficiency Virus. Unlike some other viruses, the human body cannot get rid of HIV, so once someone has HIV they have it for life. There is no cure for HIV, but effective treatment can control the virus so that people with HIV can enjoy healthy and productive lives. There are approximately 37 million people living with HIV/AIDS around the world, with 25.5 million of them living in Africa.

Immune Therapeutics Announces Regulatory Approval Press Release

About Lodonal

Lodonal is an opiate antagonist shown to act as an immune modulator that works by rebalancing the immune system. Lodonal blocks the opiate receptors temporarily (typically 2-4 hours) leading to rebound increase in endogenous opioids, endorphins and met (5) enkephalin or OGF involved in regulating immune function & cell proliferation.

Lodonal’s approval as a daily oral Immune System Regulator for the management of HIV/AIDS is based on the results of a 90-Day bridging trial and several Phase II multi-center, randomized studies demonstrating that patients treated with Lodonal reported significant improvements when compared with counterparts receiving placebo.

Trials in Nigeria showed that the drug was able to offset the toxic side effects of the HIV therapy, reduce inflammation and opportunistic infections, making Lodonal possibly the first non-toxic adjunct therapy that improves the life of millions of people taking HIV medication.

About Immune Therapeutics, Inc.

Immune Therapeutics, Inc. (OTCQB: IMUN) is a clinical-stage biopharmaceutical company developing its proprietary version of lower-dose naltrexone, Lodonal, as a standalone and conjunctive therapy in patients with a wide variety of conditions including HIV/AIDS, autoimmune diseases, cancer, neurodegenerative conditions and other inflammatory conditions. Lodonal is a novel compound with a unique mechanism of action and has clinical data on over 2,000 patients in several clinical studies. The drug has a favorable safety profile, is well tolerated by patients and has demonstrated efficacy in at least one clinically meaningful endpoint.

About GB Pharma Holdings

GB Pharma Holdings is a Washington D.C. global pharmaceutical company with expertise in defining policies, facilitating approvals, distribution and cGMP (current Good Manufacturing Practices) and introducing innovative therapies to Africa. It was established in order to be on the forefront of change and is dedicated to bringing cost effective and quality products to Africa. GB Pharma Holdings is able to link new technologies, science and education together to be a cause for good. Its core focus is twofold; manufacturing cGMP quality pharmaceuticals and helping existing government agencies develop testing and regulations to purge counterfeit and sub-potent products out of their respective countries.

About American Hospitals and Resort (AHAR)

Dr. Richards Afonja, a Hematologist/Oncologist, living and working in New Jersey and Nigeria with over 28 years of experience, is the founder of American Hospitals & Resort (AHAR), a cancer and blood disorder treatment center that has been delivering high quality healthcare in Nigeria since 2007. AHAR Pharma is the associated pharmaceutical company, that operates in the West and East Africa markets. AHAR specializes in branded medicines and seeks to improve the lives of patients suffering from infectious diseases. Associated organizations include Paterson Medical Services Corp, Colfax Oncology, Inc. and Princeton Health Care, which is an HMO that has been operating in Nigeria since 2000.

About National Agency for Food and Drug Administration and Control (NAFDAC)

NAFDAC was founded in the early 1990s and has been and continues to be at the forefront of the development of effective health-care in Africa. NAFDAC is a Nigerian federal agency under the Federal Ministry of Health that is responsible for regulating and controlling the manufacture, importation, exportation, advertisement, distribution, sale and use of food, drugs, cosmetics, medical devices, chemicals and packaged water and chemicals.

Immune Therapeutics Announces Regulatory Approval Press Release

Forward-Looking Statements

This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all of the matters and transactions considered by the Company may not proceed as contemplated, and by all other matters specified in the Company’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its recent periodic reports.

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